August 8, 2007	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen L. Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS REPORTS SECOND QUARTER 2007 RESULTS

•	Expanding midstream footprint provides platform for continued growth
•	14% increase in quarterly distribution reflects solid performance from base business and expected contributions from acquisitions

DENVER - DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three and six months ended June 30, 2007. In November 2006 the Partnership completed the acquisition of Gas Supply Resources (GSR) from DCP Midstream, LLC, or DCP Midstream, owner of our general partner. The results of operations include the historical results of GSR for all periods presented. Earnings for periods prior to the acquisition of GSR are allocated to predecessor operations.

“We’ve had a very exciting and eventful quarter,” said Mark Borer, president and CEO. “Within our natural gas services segment, we closed on the purchases of assets from Anadarko Petroleum Corporation and Laser Midstream, announced the contribution of $165 million in assets from DCP Midstream in connection with their purchase of Momentum Energy Group, and signed an agreement for the drop down of approximately $270 million of joint venture interests from DCP Midstream, a transaction we subsequently closed effective July 1. Our continued solid operating results from our base business coupled with the recently closed transactions led to our decision to increase our quarterly distribution by 14 percent. We are pleased to continue to deliver value to our unitholders.”

For the three months ended June 30, 2007, the Partnership reported net income of $0.5 million, or $0.01 per limited partner unit, compared to net income of $8.3 million, or $0.47 per limited partner unit, for the same period in 2006. For the six months ended June 30, 2007, the Partnership reported net income of $13.0 million, or $0.60 per limited partner unit, compared to net income of $16.3 million, or $0.79 per limited partner unit, for the same period in 2006. The financial results for the three months and six months ended June 30, 2007 include $6.2 million and $6.3 million, respectively, of non-cash losses associated with the mark-to-market accounting treatment of commodity derivative instruments, as compared to non-cash losses of $0.4 million and $0.5 million for the corresponding periods in 2006.

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EBITDA for the second quarter of 2007 was $8.8 million, compared to $12.5 million in the corresponding 2006 period. Increases in margin attributable to the Lindsay system in southern Oklahoma were offset by non-cash mark-to-market derivative losses, higher operating and maintenance expense in the natural gas services segment, and higher general and administrative expense due to acquisition costs and increased labor and benefit costs. EBITDA for the six months ended June 30, 2007 was $26.8 million, compared to $24.9 million in the corresponding 2006 period. Strength in the wholesale propane logistics business during the first quarter of 2007 was the primary contributor to the increase, partially offset by non-cash mark-to-market derivative losses.

EBITDA, which is a non-generally accepted accounting principles (“non-GAAP”) financial measure, is explained in greater detail under “Non-GAAP Financial Information” below and is reconciled from net income and net cash provided by operating activities, its most comparable GAAP financial measures, in “Reconciliation of Non-GAAP Measures” below.

For the three months ended June 30, 2007, depreciation and amortization expense increased $1.4 million as compared to the same period in 2006, and for the six months ended June 30, 2007, depreciation and amortization expense increased $1.5 million as compared to the same period in 2006. The increase in depreciation and amortization expense is mainly a result of asset acquisitions.

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Net interest expense for the three and six months ended June 30, 2007, increased $2.7 million and $3.7 million, respectively, as compared to the corresponding periods in 2006 due to increased debt balances related to the acquisitions of our wholesale propane logistics business from the owner of our general partner in November 2006, the Ivan gathering assets near our Minden system purchased from Laser Midstream in April 2007, and the Lindsay gathering and compression assets in southern Oklahoma purchased from Anadarko Petroleum Corporation in May 2007.

DISTRIBUTABLE CASH FLOW

On July 25, 2007, the board of directors of the Partnership’s general partner declared a $.065 increase in the quarterly distribution to $0.53 per limited partner unit, equating to a prospective annual distribution of $2.12 per limited partner unit. The new distribution rate represents an increase of 14.0 percent over the last quarterly distribution of $0.465 per unit paid on May 15, 2007, and a 39.5 percent increase over the quarterly distribution paid for the second quarter of 2006 of $0.38 per unit. The Partnership’s distributable cash flow for the six months ended June 30, 2007 was $25.8 million, or 1.2 times the amount required to cover its current distribution to the general and limited partners. For the six months ended June 30, 2006, distributable cash flow was $22.4 million. The mark-to-market of our derivative instruments is a non-cash item and does not affect distributable cash flow.

Distributable cash flow, which is a non-GAAP financial measure, is explained in greater detail under “Non-GAAP Financial Information” below and is reconciled from net cash provided by operating activities, its most comparable GAAP financial measure, in “Reconciliation of Non-GAAP Measures” below.

OPERATING RESULTS BY BUSINESS SEGMENT

Natural Gas Services - - Segment gross margin decreased $1.3 million to $16.9 million for the three months ended June 30, 2007, from $18.2 million for the same period of 2006. Segment gross margin decreased $1.2 million to $34.0 million for the six months ended June 30, 2007, from $35.2 million for the same period of 2006. Increases in natural gas, NGL and condensate volumes from the Ivan and Lindsay acquisitions were offset by derivative mark-to-market losses recorded in the second quarter of 2007.

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Wholesale Propane Logistics - - Segment gross margin for the three and six months ended June 30, 2007 was $3.8 million and $14.6 million, respectively, as compared to $2.8 million and $8.4 million, respectively, for the comparable periods in 2006. Strong volumes coupled with higher unit margins as a result of changes in contract mix and the ability to capture lower priced supply sources were the primary drivers of the increases. Earnings for the six months ended June 30, 2007, were also favorably impacted by the timing of non-cash lower of cost or market inventory adjustments. Our new Midland pipeline terminal became operational during the second quarter of 2007, expanding our operational footprint for this business.

NGL Logistics - - Segment gross margin for the three and six months ended June 30, 2007 was $1.0 million and $2.3 million, respectively, as compared to $1.1 million and $2.0 million, respectively, for the comparable periods in 2006. The increase is primarily attributable to the addition of volumes from our Wilbreeze pipeline which was placed in service in December 2006 partially offset by decreased unit margins from changes in contract mix. Equity earnings from our interest in the Black Lake pipeline increased $0.2 million and $0.4 million, respectively, for the three and six months ended June 30, 2007 as compared to the same periods in 2006 due primarily to higher transport volumes and reduced operating expenses.

Segment gross margin, which is a non-GAAP financial measure, is explained in greater detail under “Non-GAAP Financial Information” below and is reconciled from segment net income, its most comparable GAAP financial measure, in “Reconciliation of Non-GAAP Measures” below.

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RISK MANAGEMENT

The derivative mark-to-market losses incurred primarily in the second quarter of 2007 are attributable to financial swaps entered to manage the commodity risk associated with the Lindsay asset purchase in May 2007. Effective July 1, 2007, we elected to discontinue using the hedge method of accounting for the commodity cash flow hedges previously put in place for the North Louisiana system. We will use the mark-to-market method of accounting for all commodity cash flow hedges beginning in July 2007. Accordingly, we expect to continue to record mark-to-market gains and losses in our income statement from fluctuations in commodity prices prior to the cash settlement of these swaps.

EARNINGS CALL

DCP Midstream Partners will hold a conference call to discuss first quarter results on August 9, 2007, at 11 a.m. ET. The dial-in number for the call is 866-356-3095 in the United States or 617-597-5391 outside the United States, pass code 34482388. A live Webcast of the call can be accessed on the investor information page of DCP Midstream Partners’ Web site at http://www.dcppartners.com. The call will be available for replay for seven days by dialing 888-286-8010, in the United States or 617-801-6888 outside the United States, pass code 41207075. A replay and transcript of the broadcast will also be available on the company’s Web site.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the non-GAAP financial measures of EBITDA, gross margin, segment gross margin and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as measures of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders.

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We define EBITDA as net income less interest income, plus interest expense, and depreciation and amortization expense. EBITDA is used as a supplemental liquidity measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, make cash distributions to our unitholders and general partner and finance maintenance capital expenditures. Our EBITDA may not be comparable to a similarly titled measure of another company because other entities may not calculate EBITDA in the same manner.

EBITDA is also used as a supplemental performance measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•	our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure; and
•	viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We define gross margin as total operating revenues less purchases of natural gas, propane and NGLs, and we define segment gross margin for each segment as total operating revenues for that segment less commodity purchases for that segment. Our gross margin equals the sum of our segment gross margins. Gross margin is included as a supplemental disclosure because it is a primary performance measure used by management as it represents the results of product sales and purchases, a key component of our operations. Our gross margin may not be comparable to a similarly titled measure of other companies because other entities may not calculate gross margin in the same manner.

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We define distributable cash flow as net cash provided by operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash hedge ineffectiveness, non-cash mark-to-market of derivative instruments, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Non-cash hedge ineffectiveness refers to the ineffective portion of our cash flow hedges, which is recorded in earnings in the current period. Non-cash hedge ineffectiveness and non-cash mark-to-market of derivative instruments are considered to be non-cash for the purpose of computing distributable cash because settlement will not occur until future periods and will be impacted by future changes in commodity prices. Distributable cash flow is used as a supplemental liquidity measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess our ability to make cash distributions to our unitholders and our general partner.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

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This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are:

•	the level and success of natural gas drilling around our assets and our ability to connect supplies to our gathering and processing systems in light of competition;
•	our ability to grow through acquisitions or organic growth projects
•	our ability to access the debt and equity markets
•	fluctuations in oil, natural gas, propane and other NGL prices;
•	our ability to purchase propane from our principal suppliers for our wholesale propane logistics business; and
•	the credit worthiness of counterparties to our transactions.

Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

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DCP MIDSTREAM PARTNERS, LP
FINANCIAL RESULTS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	($ in millions, except per unit data)

Sales of natural gas, propane, NGLs and condensate	$185.6	$153.6	$418.5	$412.6
Transportation and processing services	7.5	6.9	14.8	13.4
Losses from non-trading derivative activity	(6.2)	(0.4)	(6.3)	(0.5)
Total operating revenues	186.9	160.1	427.0	425.5
Purchases of natural gas, propane and NGLs	165.2	138.0	376.1	379.9
Gross margin	21.7	22.1	50.9	45.6
Operating and maintenance expense	(6.3)	(5.1)	(12.9)	(11.5)
General and administrative expense	(6.9)	(4.6)	(11.7)	(9.3)
Earnings from equity method investments	0.3	0.1	0.5	0.1
EBITDA	8.8	12.5	26.8	24.9
Depreciation and amortization expense	(4.5)	(3.1)	(7.9)	(6.4)
Interest income	0.8	1.5	2.5	3.0
Interest expense	(4.6)	(2.6)	(8.4)	(5.2)
Net income	$0.5	$8.3	$13.0	$16.3
Less:
Net loss (income)attributable to predecessor operations	—	0.5	—	(2.1)
General partner interest in net income	(0.3)	(0.2)	(0.6)	(0.3)

Net income allocable to limited partners	$0.2	$8.6	$12.4	$13.9

Net income per limited partner unit—basic and diluted	$0.01	$0.47	$0.60	$0.79

Weighted-average limited partner units outstanding—basic and diluted	18.0	17.5	17.8	17.5

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DCP MIDSTREAM PARTNERS, LP
SEGMENT FINANCIAL AND OPERATING DATA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	($ in millions)

Natural Gas Services Segment:
Financial data:
Segment gross margin	$16.9	$18.2	$34.0	$35.2
Operating data:
Natural gas throughput (MMcf/d)	373	386	372	375
NGL gross production (Bbls/d)	6,620	5,320	5,962	5,141

Wholesale Propane Logistics Segment:
Financial data:
Segment gross margin	$3.8	$2.8	$14.6	$8.4
Operating data:
Propane sales volume (Bbls/d)	16,179	14,837	25,715	24,664

NGL Logistics Segment:
Financial data:
Segment gross margin	$1.0	$1.1	$2.3	$2.0
Operating data:
NGL pipelines throughput (Bbls/d)	28,376	24,469	27,917	23,947

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DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

Reconciliation of segment net income to segment gross margin:

Natural Gas Services Segment:
Segment net income	$9.2	$12.6	$20.1	$22.7
Add:
Depreciation and amortization expense	3.8	2.7	6.7	5.5
Operating and maintenance expense	3.9	2.9	7.2	7.0
Segment gross margin	$16.9	$18.2	$34.0	$35.2

Wholesale Propane Logistics Segment:
Segment net income	$1.5	$0.5	$8.9	$3.7
Add:
Depreciation and amortization expense	0.2	0.2	0.4	0.5
Operating and maintenance expense	2.1	2.1	5.3	4.2
Segment gross margin	$3.8	$2.8	$14.6	$8.4

NGL Logistics Segment:
Segment net income	$0.5	$0.9	$1.6	$1.4
Add:
Depreciation and amortization expense	0.5	0.2	0.8	0.4
Operating and maintenance expense	0.3	0.1	0.4	0.3
Less:
Earnings from equity method investments	(0.3)	(0.1)	(0.5)	(0.1)
Segment gross margin	$1.0	$1.1	$2.3	$2.0

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DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP MEASURES — Continued
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Reconciliation of net income to EBITDA:
Net income	$0.5	$8.3	$13.0	$16.3
Interest income	(0.8)	(1.5)	(2.5)	(3.0)
Interest expense	4.6	2.6	8.4	5.2
Depreciation and amortization expense	4.5	3.1	7.9	6.4
EBITDA	$8.8	$12.5	$26.8	$24.9

Reconciliation of net cash provided by operating activities to EBITDA:
Net cash provided by operating activities	$7.1	$18.7	$21.3	$26.9
Interest income	(0.8)	(1.5)	(2.5)	(3.0)
Interest expense	4.6	2.6	8.4	5.2
Undistributed earnings from equity method investments	0.3	0.1	0.5	0.1
Net changes in operating assets and liabilities	(2.3)	(8.1)	(1.3)	(5.7)
Other, net	(0.1)	0.7	0.4	1.4
EBITDA	$8.8	$12.5	$26.8	$24.9

Reconciliation of net cash provided by operating activities to distributable cash flow:
Net cash provided by operating activities	$7.1	$18.7	$21.3	$26.9
Maintenance capital expenditures, net of reimbursable projects	(0.3)	(0.8)	(0.9)	(2.2)
Non-cash hedge ineffectiveness	—	0.1	—	0.5
Non-cash derivative mark-to-market	6.2	0.4	6.3	0.5
Post closing reimbursement from DCP Midstream, LLC for maintenance capital expenditures	—	0.2	—	1.0
Net changes in operating assets and liabilities	(2.3)	(8.1)	(1.3)	(5.7)
Other, net	(0.1)	0.7	0.4	1.4
Distributable cash flow	$10.6	$11.2	$25.8	$22.4

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